Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: July 29, 2009

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES SECOND QUARTER 2009 RESULTS

•	A total risk-based capital ratio of 13.99% as of June 30, 2009

•	Solid coverage ratios at June 30, 2009 including an allowance for loan losses to total loans of 3.02% and an allowance for loan losses to nonperforming loans of 104.1%

•	Strong liquidity position at June 30, 2009 including $82 million in cash and cash equivalents

•	Non-maturity deposits (total deposits less certificate of deposit accounts) as of June 30, 2009 increased 8% from December 31, 2008 and 12% from June 30, 2008

•	Average earning assets for the quarter ended June 30, 2009 increased 9% from the prior year quarter ended June 30, 2008

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company”), today reported net income for the three months ended June 30, 2009 of $91,000 compared to net income of $1.8 million for the quarter ended June 30, 2008. Including preferred stock dividends, net loss applicable to common shareholders for the quarter ended June 30, 2009 was $239,000, or $0.04 per diluted common share, compared with earnings applicable to common shareholders of $1.8 million, or $0.27 per diluted common share for the quarter ended June 30, 2008. For the six months ended June 30, 2009, the net loss applicable to common shareholders was $1.2 million, or $0.18 per diluted common share compared to earnings applicable to common shareholders of $4.5 million, or $0.67 per diluted common share for the six months ended June 30, 2008. The decrease in earnings from the prior year periods ended June 30, 2008 is substantially attributable to the increased provision for loan losses.

Mr. Vance commented, “Although we are beginning to see encouraging pockets of economic improvement, we believe the Pacific Northwest will likely not see measurable or sustainable economic growth and real estate value stabilization until well into 2010. Therefore, as a result of the increased risk of loss in the loan portfolio, we continue to provision for loan losses at amounts substantially higher than we have historically. As a result of the higher provisions, our allowance for loan losses has increased to 3.02% of total loans. In addition, even with increases in nonperforming loans during the second quarter of 2009, we maintained an allowance for loan losses of over 100% to nonperforming loans. While we believe these strong coverage ratios are important in these difficult economic times, we also believe all credit metrics will likely continue to deteriorate through at least the balance of this year. One reason is the continuing struggles of the housing industry. While we believe we have maintained prudent levels of single-family residential construction exposure, a large part of this portfolio is in developed lots. This specific sector remains quite problematic and we believe will be the last to show signs of recovery. If this sector remains depressed for a continued period of time, even otherwise strong borrowers will ultimately show weakness likely resulting in an increase in our nonperforming loans and credit losses.”

“We continue to focus on maintaining a strong balance sheet. In addition to the coverage ratios, the Company is very well-capitalized with a total risk-based capital ratio of 13.99%. We continue to grow our core deposits, with non-maturity deposits increasing 8% since year-end and 12% from a year ago. Average earning assets during the current quarter increased 9% from the prior year quarter ended June 30. We continue to maintain a strong liquidity position with cash and other liquidity sources totaling over $300 million. We have lowered our loan to deposit ratio from 98% a year ago to 91% today.”

“We also continue to improve our core operating performance,” Mr. Vance continued. “We have increased our net interest margin to 4.59% in the current quarter from 4.55% in the prior year quarter ended June 30. We have increased our net interest income by 10% year over year. Even with much higher FDIC assessments, we have improved our efficiency ratio on a linked-quarter basis. We believe our model of building a strong balance sheet and solid core operating income will position us well for the future.”

The Company’s total assets increased $20.6 million to $966.8 million at June 30, 2009 from $946.1 million at December 31, 2008, and increased $65.3 million from June 30, 2008. Total loans decreased $23.9 million from December 31, 2008 and decreased $12.7 million from June 30, 2008. The decrease in loans during the first six months of fiscal 2009 was substantially a result of a combination of construction loan payoffs, prepayment of single-family residential mortgages, and seasonal paydowns of agricultural lines of credit. Real estate construction loans account for only 14.5% of total loans and account for only 8.0% of total loans in the single-family residential construction sector.

Deposits increased $17.6 million to $842.1 million at June 30, 2009 from $824.5 million at December 31, 2008 and increased $41.1 million from June 30, 2008. Since December 31, 2008, non-maturity deposits (total deposits less certificate of deposit accounts) have increased $37.4 million, or 7.8%. As a result, the percentage of certificate of deposit accounts to total deposits decreased to 38.8% at June 30, 2009 from 42.0% at December 31, 2008.

Much of the change in the mix of deposit accounts is a result of the Company reducing its amount of public deposits. In order to comply with new public deposit collateral requirements and reduce the Company’s exposure to uninsured public deposits, management implemented measures affecting public deposits. These measures included allowing some public certificate of deposit accounts to run-off and converting others to insured deposit accounts rather than renewing them. As a result, total public deposit balances decreased $43 million to $89 million at June 30, 2009 from $132 million at December 31, 2008. This lowered the Company’s uninsured public deposit accounts to $10 million at June 30, 2009 (which are fully collateralized) from $125 million at December 31, 2008.

At June 30, 2009, the Company’s capital position was 11.52% of total assets compared to 11.70% of total assets at March 31, 2009. The total risk-based capital ratio was 13.99% at June 30, 2009 compared to 14.10% at March 31, 2009.

Net interest income before provision for loan losses was $10.3 million for the quarter ended June 30, 2009 compared to $9.4 million for the quarter ended June 30, 2008, an increase of 10.1%. For the six months ended June 30, 2009, net interest income before provision for loan losses was $20.4 million compared to $18.5 million for the six months ended June 30, 2008, an increase of 10.6%. These increases were the result of growth in earning assets and the net interest margin. Average earning assets increased 9.2% to $903 million for the quarter ended June 30, 2009 from $827 million for the quarter ended June 30, 2008. The net interest margin (net interest income divided by average earning assets) increased to 4.59% for the quarter ended June 30, 2009 compared to 4.55% for the quarter ended June 30, 2008.

The loan loss provision in the second quarter of 2009 of $4.5 million decreased $710,000 from $5.3 million in the first quarter of 2009 and increased $3.8 million from $710,000 in the prior year quarter ended June 30, 2008. The Company had net charge-offs in the second quarter of 2009 of $988,000 compared to $518,000 in the first quarter of 2009 and $156,000 in the prior year quarter ended June 30, 2008. The allowance for loan losses as a percent of total loans increased to 3.02% at June 30, 2009 from 2.56% at March 31, 2009 and 1.41% at June 30, 2008. The increase in the allowance for loan losses was attributable to management’s continuing assessment of the increased risk in the loan portfolio as a result of the current economic environment, which may lead to increases in potential problem loans and loan losses. Management continues to see weakness specifically within its residential construction portfolio, as well as developing weaknesses in its commercial and industrial portfolio. Management is committed to ongoing and careful review of all existing and new loans to minimize loss exposure.

Nonperforming assets (nonperforming loans plus other real estate owned) at June 30, 2009 were $23.1 million, or 2.39% of total assets, an increase from $15.4 million, or 1.61% of total assets at March 31, 2009 and an increase from $8.5 million, or 0.94% of total assets, at June 30, 2008. The increase during the quarter ended June 30, 2009 was primarily attributable to two residential construction borrower relationships totaling approximately $6.9 million being placed on non-accrual status and a restructured commercial loan totaling $3.2 million. At June 30, 2009, the Company’s coverage of allowance for loan losses to nonperforming loans was 104.1%. Despite the strong coverage ratio, management expects the provision for loan losses to continue at high levels until there is measurable improvement in the local economic markets.

Non-interest income was $2.3 million for the three months ended June 30, 2009 and the comparable period in June 30, 2008. Non-interest income decreased slightly to $4.3 million for the six months ended June 30, 2009 compared to $4.5 million for the same period in 2008.

Non-interest expense was $8.0 million for the quarter ended June 30, 2009 compared to $8.3 million for the quarter ended June 30, 2008. For the six months ended June 30, 2009, non-interest expense was $15.9 million compared to $15.3 million for the six months ended June 30, 2008. The variances in non-interest expenses were substantially the result of the following:

•

Increased FDIC assessment rates and a special FDIC assessment. For the three and six months ended June 30, 2009, Federal deposit insurance expenses increased $632,000 and $740,000, respectively, from the same periods in the prior year.

•

Impairment loss on securities decreased from $1.1 million for each of the three and six months ended June 30, 2008 to $59,000 and $234,000, respectively, for the three and six months ended June 30, 2009.

•	An assessment attributable to uncollateralized public deposits of a failed bank in the amount of $239,000 during the six months ended June 30, 2009.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on July 30, 2009, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1093 a few minutes prior to 11:00 am PDT. The call will be available for replay ending August 14, 2009, by dialing (800) 475-6701 — access code 106447.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full- service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets excludes goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that it provides more useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures.

Forward-Looking Statements

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; our ability to control operating costs and expenses; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Company does not undertake to update any forward-looking statement that may be made on behalf of the Company.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	June 30, 2009	December 31, 2008	June 30, 2008
Assets
Cash on hand and in banks	$21,874	$31,478	$30,337
Interest earning deposits	60,613	29,156	793
Investment securities available for sale	55,727	31,922	35,999
Investment securities held to maturity	10,294	12,081	3,252
Loans held for sale	2,431	304	160
Loans receivable	784,867	808,726	797,591
Less: Allowance for loan losses	(23,707)	(15,423)	(11,244)

Loans receivable, net	761,160	793,303	786,347
Other real estate owned	301	2,031	665
Premises and equipment, net	16,411	15,721	14,753
Federal Home Loan Bank stock	3,566	3,566	3,316
Accrued interest receivable	3,918	4,168	4,082
Prepaid expenses and other assets	17,071	8,979	8,302
Goodwill and other intangible assets	13,397	13,436	13,475

Total assets	$966,763	$946,145	$901,481

Liabilities and Stockholders’ Equity
Deposits	$842,103	$824,480	$800,989
Advances from Federal Home Loan Bank	—	—	5,605
Securities sold under agreement to repurchase	9,163	—	—
Other borrowings	—	—	1,322
Accrued expenses and other liabilities	4,123	8,518	6,270

Total liabilities	855,389	832,998	814,186

Preferred stock	23,426	23,367	—
Common stock	26,776	26,546	25,526
Unearned compensation	(314)	(358)	(403)
Retained earnings	61,557	63,240	62,433
Accumulated other comprehensive income (loss), net	(71)	352	(261)

Total stockholders’ equity	111,374	113,147	87,295

Total liabilities and stockholders’ equity	$966,763	$946,145	$901,481

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest income:
Interest and fees on loans	$12,637	$12,895	$13,506	$25,532	$27,674
Taxable interest on investment securities	558	447	377	1,005	769
Nontaxable interest on investment securities	58	55	50	113	95
Interest on federal funds sold and interest earning deposits	56	44	32	100	120
Dividends on Federal Home Loan Bank Stock	—	—	11	—	19

Total interest income	13,309	13,441	13,976	26,750	28,677

Interest expense:
Deposits	2,968	3,363	4,508	6,331	10,048
Borrowed funds	6	—	79	6	176

Total interest expense	2,974	3,363	4,587	6,337	10,224

Net interest income	10,335	10,078	9,389	20,413	18,453
Provision for loan losses	4,540	5,250	710	9,790	1,070

Net interest income after provision for loan losses	5,795	4,828	8,679	10,623	17,383

Non-interest income:
Gain on sales of loans	105	97	229	202	271
Brokered mortgage income	53	39	64	92	152
Service charges on deposits	1,030	989	1,023	2,019	2,013
Rental income	36	36	80	72	163
Merchant visa income	769	682	766	1,451	1,466
Other income	279	194	112	473	455

Total non-interest income	2,272	2,037	2,274	4,309	4,520

Non-interest expense:
Salaries & employee benefits	3,697	3,831	3,665	7,528	7,386
Occupancy and equipment	956	1,033	954	1,989	1,942
Data processing	428	409	386	837	770
Marketing	234	226	195	460	298
Merchant Visa	633	565	615	1,198	1,177
Professional services	182	141	163	323	326
State and local taxes	260	195	239	455	476
Impairment loss on securities	59	175	1,112	234	1,112
Federal deposit insurance	751	145	119	896	156
Other expense	826	1,160	838	1,986	1,613

Total non-interest expense	8,026	7,880	8,286	15,906	15,256

Income (loss) before federal income taxes	41	(1,015)	2,667	(974)	6,647
Federal income tax expense (benefit)	(50)	(421)	863	(471)	2,183

Net income (loss)	$91	$(594)	$1,804	$(503)	$4,464

Dividends accrued and discount accreted on preferred shares	$330	$329	$—	$659	$—

Net income (loss) applicable to common shareholders	$(239)	$(923)	$1,804	$(1,162)	$4,464

Basic earnings/(loss) per common share	$(0.04)	$(0.14)	$0.27	$(0.18)	$0.67
Diluted earnings/(loss) per common share	$(0.04)	$(0.14)	$0.27	$(0.18)	$0.67

Average number of common shares outstanding	6,615,989	6,610,410	6,598,888	6,613,298	6,593,220
Average number of diluted common shares outstanding	6,615,989	6,610,410	6,645,380	6,613,298	6,642,262

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Performance Ratios:
Net interest margin	4.59%	4.68%	4.55%	4.64%	4.50%
Efficiency ratio	63.66%	65.04%	71.05%	64.34%	66.41%
Return on average assets	0.04%	-0.25%	0.82%	-0.11%	1.02%
Return on average common equity	-1.07%	-4.13%	8.15%	-2.60%	10.20%

Average Balances:
Average assets	$967,781	$946,140	$884,062	$957,020	$880,727
Average earning assets	903,433	872,749	827,398	888,143	823,890
Average total loans	787,687	801,618	790,754	793,027	784,287
Average deposits	846,377	827,044	781,018	836,765	778,262
Average equity	113,365	113,979	88,747	113,670	87,995
Average tangible common equity	76,559	77,182	75,260	76,869	74,498

	As of Period End
	June 30, 2009	March 31, 2009	June 30, 2008
Nonperforming Assets
Nonaccrual loans by type:
Commercial	$2,970	$3,608	$111
Real estate mortgages	465	—	—
Real estate construction	16,077	9,798	7,643
Consumer	—	10	37

Total nonaccrual loans	19,512	13,416	7,791
Restructured loans	3,264	—	—

Total nonperforming loans	22,776	13,416	7,791
Other real estate owned	301	2,022	665

Nonperforming assets	23,077	15,438	8,456
Allowance for loan losses to:
Total loans	3.02%	2.56%	1.41%
Nonperforming loans	104.09%	150.23%	144.32%
Nonperforming loans to total loans	2.90%	1.71%	0.98%
Nonperforming assets to total assets	2.39%	1.61%	0.94%

Financial Measures
Book value per common share	$13.11	$13.19	$13.05
Tangible book value per common share	$11.11	$11.19	$11.03
Stockholders’ equity to total assets	11.52%	11.70%	9.68%
Tangible common equity to tangible assets	7.82%	7.96%	8.31%
Tier 1 leverage capital to average assets	10.27%	10.50%	8.51%
Total capital to risk-weighted assets	13.99%	14.10%	10.75%
Loans to deposits ratio	90.68%	91.46%	98.19%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ending June 30, 2009			Three months ending June 30, 2008
	Average Balance	Interest Earned/ Paid	Average Rate	Average Balance	Interest Earned/ Paid	Average Rate
Interest Earning Assets:
Loans, net	$767,710	$12,637	6.60%	$778,023	$13,506	6.98%
Investments:
Taxable	54,060	558	4.14%	34,503	377	4.39%
Nontaxable	6,869	58	3.36%	5,653	50	3.55%
Interest earning deposits	71,228	56	0.32%	5,986	32	2.15%
Federal Home Loan Bank stock	3,566	—	0.00%	3,233	11	1.41%

Total interest earning assets	903,433	13,309	5.91%	827,398	13,976	6.79%
Non-interest earning assets	64,348			56,664

Total assets	$967,781			$884,062

Interest Bearing Liabilities:
Certificates of deposit	$321,851	2,059	2.57%	$345,329	3,123	3.64%
Savings accounts	82,073	206	1.01%	90,421	376	1.67%
Interest bearing demand and money market accounts	322,468	703	0.87%	237,044	1,009	1.71%

Total Interest bearing deposits	726,392	2,968	1.64%	672,794	4,508	2.69%
FHLB advances and other borrowings	—	—	—	8,103	79	3.94%
Securities sold under agreement to repurchase	2,988	6	0.75%	—	—	—

Total interest bearing liabilities	729,380	2,974	1.64%	680,897	4,587	2.71%
Non-interest bearing deposits	119,985			108,224
Other non-interest bearing liabilities	5,051			6,194
Stockholders’ equity	113,365			88,747

Total liabilities & stockholders’ equity	$967,781			$884,062

Net interest income		$10,335			$9,389

Net interest spread			4.27%			4.08%
Net interest margin			4.59%			4.55%
Average interest earning assets to average interest bearing liabilities			123.86%			121.52%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	June 30, 2009		December 31, 2008		June 30, 2008
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$436,599	55.5%	$443,821	54.9%	$445,570	55.9%
Real estate mortgages:
One to four family residential	53,168	6.8%	57,535	7.1%	54,976	6.9%
Five or more family residential and commercial real estate	160,673	20.4%	157,542	19.5%	162,463	20.4%

Total real estate mortgages	213,841	27.2%	215,077	26.6%	217,439	27.3%
Real estate construction:
One to four family residential	62,961	8.0%	71,159	8.8%	71,831	9.0%
Five or more family residential and commercial real estate	52,086	6.5%	59,572	7.3%	46,397	5.8%

Total real estate construction	115,047	14.5%	130,731	16.1%	118,228	14.8%
Consumer	23,459	3.0%	21,255	2.6%	18,452	2.2%

Gross loans	788,946	100.2%	810,884	100.2%	799,689	100.2%
Deferred loan fees	(1,648)	-0.2%	(1,854)	-0.2%	(1,938)	-0.2%

Total loans	$787,298	100.0%	$809,030	100.0%	$797,751	100.0%

Deposit Composition
Non-interest demand deposits	$121,309	14.4%	$115,551	14.0%	$115,774	14.5%
NOW accounts	197,411	23.4%	122,104	14.8%	119,940	15.0%
Money market accounts	115,156	13.7%	141,716	17.2%	120,692	15.1%
Savings accounts	81,591	9.7%	98,715	12.0%	101,977	12.7%

Total non-maturity deposits	515,467	61.2%	478,086	58.0%	458,383	57.2%
Certificate of deposit accounts	326,636	38.8%	346,394	42.0%	342,606	42.8%

Total deposits	$842,103	100.0%	$824,480	100.0%	$800,989	100.0%